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                                                                   EXHIBIT 10.22







                               WALBRO CORPORATION

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT
                                       FOR
                               FRANK E. BAUCHIERO


                            Effective April 17, 1998

















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                                TABLE OF CONTENTS

1.    Employment..........................................................  1

2.    Term................................................................  1

3.    Office and Duties...................................................  2

4.    Salary and Annual Incentive Compensation............................  2

5.    Long-Term Compensation, Including Stock Options, and Benefits,
      Deferred Compensation, and Expense Reimbursement....................  3

6.    Governing Law; Reimbursements.......................................  9

7.    Miscellaneous....................................................... 10

8.    Definitions......................................................... 12













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                    AMENDED AND RESTATED EMPLOYMENT AGREEMENT


         THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT ("Employment Agreement") by and between WALBRO CORPORATION, a Delaware corporation (the "Company"), and Frank E. Bauchiero ("Executive") is dated August __, 1998.


                                    RECITALS

         A. Executive has been President of the Company since August 16, 1996 (the "Employment Date") and a director of the Company since 1990. Between the Employment Date and April 17, 1998, Executive also served as Chief Operating Officer of the Company.

         B. The Company and Executive desire to amend and restate the Employment Agreement dated October 3, 1996 in its entirety as set forth below to reflect the appointment of Executive as President and Chief Executive Officer of the Company on April 17, 1998.

         C. The definitions of certain capitalized terms are set forth in
Section 8 of this Employment Agreement.


                                    AGREEMENT

         In consideration of the mutual agreements contained herein, the Company and Executive hereby agree as follows:

1.  EMPLOYMENT.

         The Company hereby agrees to continue to employ Executive as its President and Chief Executive Officer of the Company and Executive hereby agrees to continue to accept such employment and serve in such capacity, during the Term as defined in Section 2 and upon the terms and conditions set forth in this Employment Agreement.

         2. TERM. The term of employment of Executive under this Employment Agreement (the "Term") shall be the period commencing on April 17, 1998 and terminating on Decem ber 31, 2001 and any period of extension thereof in accordance with this Section 2, subject to earlier termination in accordance with the Amended and Restated Termination and Change of Control Agreement dated the date of this Employment Agreement between the Company and the Executive ("Termination Agreement"). The Term shall be extended automatically without further action by either party for a one-year period beginning on January 1, 2002 and each succeeding annual anniversary thereafter, unless either party shall have served written notice in accordance with the provisions of Section 7(d) upon the other party on or prior to the applicable anniversary date upon which such extension would become effective, electing not to extend the Term, in which case the





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Term shall terminate (subject to earlier termination in accordance with the
Termination Agreement) on the last business day prior to the applicable anniversary date with respect to which such notice is received. Notwithstanding the above, if there is a Change of Control, the Company hereby agrees to continue the Term of this Employment Agreement and the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in each case subject to the terms and conditions of the Termination Agreement and, to the extent provided in the Termination Agreement, this Employment Agreement, for the period commencing on the Extension Date and ending on the third anniversary of such date (such period, the "Extended Employment Period").

         3.  OFFICE AND DUTIES.

         The provisions of this Section 3 will apply during the Term:

         (a) Generally. During the Term, Executive shall serve as President and Chief Executive Officer of the Company, and shall perform such duties and responsibilities as are substantially consistent with his duties, responsibilities, rank and status as President and Chief Executive Officer of the Company as of April 17, 1998. It is also contemplated that, in connection with each annual meeting of stockholders of the Company during the Term, the Board will nominate Executive for election as a member of the Board, and the stockholders of the Company will reelect Executive as a member of the Board. During the Term, and excluding any periods of disability, vacation, or sick leave to which Executive is entitled, Executive shall devote full business time and attention, and his best efforts, abilities, experience, and talent to the performance of such duties and responsibilities for the businesses of the Company and its subsidiaries; provided, however, that nothing in this Employment Agreement shall preclude or prohibit Executive from engaging in other activities to the extent that such other activities do not preclude Executive's employment or otherwise inhibit the performance of Executive's duties and responsibilities under this Employment Agreement or conflict with the businesses of the Company or its subsidiaries.

         (b) Place of Employment. Executive's principal place of employment shall be the Executive's present headquarters location or such other headquarters location as may be assigned by the Company which is less than thirty-five (35) miles from the present headquarters location in Auburn Hills, Michigan.

         4.  SALARY AND ANNUAL INCENTIVE COMPENSATION.

         As partial compensation for the services to be rendered hereunder by Executive, the Company agrees to pay to Executive during the Term the compensation set forth in this Section 4.

         (a) Base Salary. Effective as of April 17, 1998, the Company will pay to Executive during the Term a base salary at the annual rate of $450,000 ("Annual Base Salary"), payable in cash in substantially equal monthly installments during each calendar year, or portion thereof, of the Term and otherwise in accordance with the Company's usual payroll practices with respect to senior executives. Executive's Annual Base Salary shall be reviewed by the Compensation








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Committee at least once in each calendar year and may from time to time be increased as determined by the Compensation Committee. Effective as of the date of any such increase, the Annual Base Salary as so increased shall be considered the new Annual Base Salary for all purposes of this Employment Agreement and may not thereafter be reduced.

         (b) Annual Incentive Compensation. For 1998 and each subsequent calendar year during the Term, the Company will pay to Executive annual incentive compensation ("Annual Bonus") as follows:

                  (i) For the calendar year 1998, the amount of the Annual Bonus shall equal the greater of (A) 25% of Executive's Annual Base Salary, or (B) the amount, if any, determined in accordance with the 1998 plan for an Annual Bonus.

                  (ii) For calendar years 1999, 2000 and 2001, the amount of the Annual Bonus shall be based upon Executive's satisfaction of the following EPS performance standards, and with payouts, as a percentage of Annual Base Salary during such year, equal to the following benchmark percentages:


         BONUS LEVEL                   1999                   2000               2001
         -----------                   ----                   ----               ----
             25%              An amount equal to the previous year's actual EPS level,
      "Threshold Bonus"       or if higher, as determined by the
                              Compensation Com mittee (after consultation with
                              Executive) within 90 days after the beginning of
                              such calendar year.

             50%                      $1.50                  $2.60                       $3.00
       "Target Bonus"

             75%                      $2.60                  $3.00             As determined by the Compensation
       "Maximum Bonus"                                                         Committee within 90 days after the
                                                                               beginning of such calendar year.







                  (iii) The Company shall pay the entire Annual Bonus that is payable with respect to a calendar year in a lump-sum cash payment as soon as practicable (but in no event more than 90 days) after the close of such year as the Compensation Committee can determine whether and the degree to which Maximum Bonus, Target Bonus or Threshold Bonus has been achieved.

         5. LONG-TERM COMPENSATION, INCLUDING STOCK OPTIONS, AND BENEFITS, DEFERRED COMPENSATION, AND EXPENSE REIMBURSEMENT.

         (a) Executive Equity Plans. During the Term, Executive shall be entitled during the Term to participate in all executive equity plans, practices, policies and programs intended for










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general participation by senior executives of the Company, as presently in effect or as they may be modified or added to by the Company from time to time, subject to the eligibility and other requirements of such plans and programs (which requirements shall not result in Executive being treated any less favorably than any other senior executive of the Company). Notwithstanding the preceding sentence, the Company will make Option grants to the Executive as follows:

                  (i) As an inducement to Executive to enter into this Employment Agreement, the Company shall grant to Executive, effective as of the date of this Employment Agreement, an Option to purchase 100,000 shares of Common Stock (the "First Option") and, effective as of the date of the first meeting of the stockholders of the after the date of this Employment Agreement, an Option to purchase 350,000 shares of Common Stock (the "Second Option"); provided, however, that the grant of the Second Option shall be subject to the approval by the stockholders of the Company of an amendment of the Existing Equity Plan or the adoption of a New Equity Plan, which amendment or New Equity Plan authorizes the delivery of at least 350,000 additional shares of Common Stock to employees of the Company, including Executive ("Shareholder Approval").

                  (ii) Although the Company and Executive intend the First Option and the Second Option to be in lieu of normal annual or other Option grants through Decem ber 31, 2001, the Compensation Committee may at any time in its discretion consider Executive for possible grants of additional Options.

                  (iii) Each Option shall have a term of at least ten (10) years and an exercise price equal to 100% of the Fair Market Value of the Common Stock on the date of its grant.

                  (iv) The First Option shall be fully and immediately vested and exercisable immediately upon grant.

                  (v) For so long as Executive is an employee, the Second Option shall become vested and exercisable in the following percentages based on the Company's achievement of the following amounts of EPS:

                           (x) as to 33-1/3% of the shares subject to the Second
                  Option, when EPS first equals or exceeds $1.50,

                           (y) as to a total of 66-2/3% of the shares subject to
                  the Second Option, when EPS first equals or exceeds $2.60; and

                           (z) as to a total of 100% of the shares subject to
                  the Second Option, when EPS first equals or exceeds $3.00.

         Any such vesting and exercisability in respect of any such year shall occur on the date the Company releases its financial report for such year (as derived from the Company's audited consolidated financial statements for such year). Any unvested and unexercisable portion of the Second Option shall in all events vest and become exercisable on the fifth




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         anniversary of its date of grant, if Executive is then employed by the
         Company; provided, however, if the Second Option does not receive Shareholder Approval at the April 1999 stockholders meeting, then any unvested and unexercisable portion of the Second Option, if any, shall in all events vest and become exercisable on April 17, 2003, if Executive is then employed by the Company

                  (vi) Effective upon (x) Executive's Date of Termination that is prior to a Change of Control and in connection with a Termination Without Cause or a Termination For Good Reason, or (y) Executive's Date of Termination that is prior to, on or after a Change of Control and in connection with a termination of employment by reason of Executive's Normal Retirement, Approved Early Retirement, death or Disability, the portion of the Second Option that remains unvested and unexercisable as of such Date of Termination shall vest and become exercisable on the fifth anniversary of its date of grant; provided, however, if the Second Option does not receive shareholder approval at the April 1999 shareholders meeting, then any unvested and unexercisable portion of the Second Option, if any, shall in all events vest and become exercisable on April 17, 2003.

                  (vii) If, immediately prior to the commencement of the Company's cooperation with a due diligence investigation by a potential acquiror of the Company, the Second Option is not yet granted by the Board pursuant to paragraph (i) above, the Board shall determine whether, in its absolute discretion, it shall cause the Second Option to be granted notwithstanding the Shareholder Approval condition on granting the Second Option contained in paragraph (i) above. If, on the date of a Change of Control, the Second Option is unvested and unexercisable as to the first 33-1/3% of the shares subject thereto, the Second Option shall become vested and exercisable on such date as to such 33-1/3%. If, immediately prior to the commencement of the Company's cooperation with a due diligence investigation by a potential acquirer of the Company, the Second Option is unvested and unexercisable as to any portion of the remaining 66-2/3% of the shares subject thereto, the Board shall determine whether, in its absolute discretion, it shall cause such remaining portion of the shares subject to the Second Option to become vested and exercisable effective upon such Change of Control. Effective upon Executive's Date of Termination that is on or after the date of a Change of Control and in connection with a Termination Without Cause or a Termination For Good Reason, any portion of the Second Option, if any, that remains unvested and unexercisable as of such Date of Termination shall vest and become exercisable as of such Date of Termination.

                  (viii) After a Termination Without Cause, a Termination for Good Reason, or a termination of Executive's employment by reason of death or Disability, each Option shall, to the extent such Option is vested and exercisable on the Date of Termination (after giving effect to any acceleration of exercisability pursuant to this Section 5(a)) or thereafter becomes vested and exercisable pursuant to this Section 5(a), be exercisable for five years after the Date of Termination, but not after the expiration of the term of such Option.

                  (ix) Executive, his Permitted Transferee or, if after Executive's death, a Beneficiary may pay the exercise price of the Option and any related Withholding Taxes







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         in any one or more of the following: (A) cash, (B) previously-owned shares of Common Stock (which, if acquired from the Company or an Affiliate, shall have been held by Executive for at least six months) valued at their Fair Market Value on the date of exercise, or (C) pursuant to a so-called "cashless exercise" arrangement approved by the Company (which approval shall not unreasonably be withheld or delayed). The Company shall use its reasonable best efforts to cause all shares issued upon the exercise of Options to be registered or qualified under all applicable securities laws so that all such shares shall be unrestricted and freely transferable, except for such restrictions, if any, which result solely from Executive being considered an Affiliate.

                  (x) An Option shall not be transferable by Executive during his lifetime except to a Permitted Transferee.

         In addition, this Employment Agreement shall not terminate or modify Executive's right to vest in 10,000 shares of restricted stock on December 31, 1998.

         (b) Welfare Benefit Plans. During the Term, Executive and/or his family, as the case may be, shall be eligible to participate in and shall receive all benefits under welfare benefit plans and programs provided by the Company (including medical, prescription, dental, disability, salary continuance, employee life, group life, dependent life, accidental death and travel accident insurance plans and programs) to the extent such plans and programs are from time to time available to other senior executives of the Company, subject to the eligibility and other requirements of such plans and programs.

         In furtherance of and not in limitation of the foregoing, during the
Term:

                  (i) Executive will participate in all executive and employee vacation and time-off programs and shall be entitled to not less than four weeks paid annual vacation;

                  (ii) The Company will provide Executive with coverage by long-term disability insurance and benefits no less favorable (including any required contributions by Executive) than the more favorable to Executive of (x) such insurance and benefits provided to Executive on April 17, 1998 or (y) from time to time provided to any other senior executive of the Company; and

                  (iii) The Company will provide Executive coverage by group term life insurance providing a death benefit of one and one-half (1-1/2) times Executive's Annual Base Salary but not to exceed $150,000.

         (c) Savings, Profit Sharing and Stock Ownership Plans. In addition to Annual Base Salary and an Annual Bonus, Executive shall be entitled to participate during the Term in all savings, profit sharing and stock ownership plans and programs that are from time to time available to other senior executives of the Company.

         (d)      Supplemental Retirement Benefit.








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                  (i) The Executive will receive from the Company a nonqualified supplemental employee retirement benefit ("Supplemental Retirement Benefit") which will provide to Executive a single life annuity, commencing when the Executive attains age 65, in an amount equal to one and one-half percent (1.5%) of average Annual Base Salary of the Executive for the three consecutive years of employment with the Company during which Executive received the highest average annual amount. For purposes of calculating such benefits, Executive shall be credited with service (x) for each full or partial year of service during calendar years 1996, 1997, 1998, 1999, 2000 and 2001, in an amount equal to three (3) times the actual service earned during such years and (y) for each full or partial year of service after 2001, in an amount equal to one (1.0) times the actual service earned during such years. (For example, at the end of 1999 and assuming a July 1, 1996 start date, the Executive will have earned 10.5 years of service credit.) In addition, for purposes of calculating such benefits, Executive shall be credited with no less than 10.5 years of service credit in the event of a Termination Without Cause, a termination of Executive's employment by reason of death or disability, or a Termination For Good Reason. Executive's Supplemental Retirement
         Benefit is and shall remain fully vested.

                  (ii) The Company may settle its obligation to pay the Supplemental Retirement Benefit by directing the trustee of an irrevocable "rabbi trust" to distribute all or part of the assets of such trust and the Company shall be relieved of such obligation to the extent that assets are so distributed. Executive acknowledges that his rights to the Supplemental Retirement Benefit are no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more Beneficia ries to receive any payment of such amounts in the event of his death.

                  (iii) If, prior to the first to occur of the Date of Termination or the date on which first occurs a Change of Control, Executive shall elect to receive the Supplemental Retirement Benefit in the form of a single-life annuity, the Supplemental Retirement Benefit shall be paid in such form in annual installments commencing on the Date of Termination or, if earlier, the first date of a Change of Control. If the Company shall not have been timely notified in writing of Executive's election in accordance with the preceding sentence, the Supplemental Retirement Benefit shall be paid as of the Date of Termination or, if earlier, the first date of a Change of Control in a lump sum equal to the aggregate present value of the annuity described in this Section 5(d), as determined under generally-accepted actuarial principles using an interest rate of 7.2% and the 1983 Group Annuity Mortality Tables. In the event of a termination of Executive's employment by reason of his death, the amount of such lump sum payment to the Beneficiary shall equal the lump sum payment that would have been payable to Executive if he had been alive on the Date of Termination.

                  (iv) This Employment Agreement shall not terminate or modify Executive's fully-vested right to a life and 50% surviving spouse annuity in an annual amount equal





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         to 60% of the annual retainer for non-employee directors (as modified from time to time) payable pursuant to Company's Board of Directors Retirement Policy in respect of Executive's service as a non-employee director of the Company between 1990 and 1996.

         (e) Relocation. The Executive shall be provided by the Company with a relocation package for relocating from Illinois to Michigan, together with a Gross-Up Payment on Taxes incurred by Executive with respect to such relocation package. Such relocation package shall include the following features. The Executive shall have the right to either (i) sell his home through his own efforts, or (ii) to direct the Company to purchase the Executive's home at such time as the Executive shall direct not later than December 31, 1999. The purchase price for the Executive's home for purposes of the preceding sentence shall be the fair market value of the home as established by an appraisal performed, no more than sixty (60) days prior to the closing date of the sale, by an appraiser who is mutually acceptable to the Executive and the Company. Until such time as the Executive sells his home, the Company shall reimburse the Executive for all travel costs for the Executive and the Executive's spouse between the Executive's temporary living quarters and the Executive's current home, and shall pay to the Executive the cost of temporary living expenses, including the rental of a furnished apartment and utilities. Upon the Executive's sale of his home, the Company shall pay all costs of moving and relocating his principal residence from his current home to a new home in Michigan at which the Executive intends to reside.

         (f) Fringe Benefits. During the Term, the Company shall provide to Executive the following fringe benefits: (i) all fringe benefits available to other senior executives of the Company, (ii) use of corporate aircraft for business and personal purposes (provided that such personal use shall not significantly interfere with the Company's use such aircraft for business purposes), together with a Gross-up Payment with respect to Taxes payable by Executive or members of his immediate family in connection any taxable income attributable to such personal use, (iii) an annual physical, (iv) the use of a current model, luxury automobile in connection with Executive's services on behalf of the Company, together with the payment of all costs relating thereto, including gasoline, repairs, maintenance and insurance, and (v) a country club membership.

         (g)      Deferral of Compensation.

                  (i) The Company shall permit Executive to elect to defer receipt, pursuant to written deferral election terms and forms executed by Executive and filed with the Company (the "Deferral Election Forms") or as may otherwise be specified in the Termination Agreement, of all or a specified portion of his Annual Bonus until such date(s) or event(s) as elected by Executive and specified in the Deferral Election Forms; provided, however, that such deferrals shall not reduce Executive's total cash compensation in any calendar year below the sum of the FICA maximum taxable wage base plus 1.45% of Executive's wages in excess of such FICA maximum.

                  (ii) In accordance with such executed Deferral Election Forms, the Company shall, in lieu of payment by the Company to Executive, credit to one or more bookkeeping






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         accounts maintained for Executive ("Deferral Accounts"), on each date on which an Annual Bonus would otherwise be payable to Executive, a number of phantom shares of Common Stock ("Deferral Shares") equal to
         (1) divided by (2), where (1) is the cash amount deferred multiplied times the number 1.25 and (2) is the Fair Market Value of a share of Common Stock on the date such shares are credited. Phantom shares shall not entitle Executive to vote, or receive any dividends on account of, any shares of Common Stock.

                  (iii) Upon such date(s) or event(s) set forth in the Deferral Election Forms (including forms filed after deferral but before settlement in which Executive may elect to further defer settlement), the Company shall pay to Executive cash equal to the then value of any phantom shares of Common Stock then credited to Executive's Deferral Accounts, less applicable withholding taxes, and such distribution shall be deemed to fully settle such Deferral Accounts; provided, however, that the Company may instead settle such Deferral Accounts in full or in part by directing the trustee of a "rabbi trust" to distribute all or part of the assets of such trust and the Company shall be relieved of its obligation under this Employment Agreement and the Termination Agreement to the extent that assets are so distributed. The Company and Executive agree that compensa tion deferred pursuant to this Section 5(g) shall be fully vested and nonforfeitable; provided, however, Executive acknowledges that his rights to the deferred compensation provided for in this Section 5(g) shall be no greater than those of a general unsecured creditor of the Company, and that such rights may not be pledged, collateralized, encumbered, hypothecated, or liable for or subject to any lien, obligation, or liability of Executive, or be assignable or transferable by Executive, otherwise than by will or the laws of descent and distribution, provided that Executive may designate one or more Beneficiaries to receive any payment of such amounts in the event of his death.

         (h) Expense Reimbursement. The Company shall from time to time reimburse Executive for all reasonable employment-related expenses incurred by him during the Term promptly after the Company's receipt of an accounting in accordance with practices, policies and procedures applicable to other senior executives of the Company.

         6.  GOVERNING LAW; REIMBURSEMENTS.

         (a) Governing Law; Severability. This Employment Agreement is governed by and is to be construed, administered, and enforced in accordance with the laws of the State of Michigan, without regard to Michigan conflicts of law principles, except insofar as the Delaware General Corporation Law and federal laws and regulations may be applicable. If under the governing law, any portion of this Employment Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation, ordinance, or other principle of law, such portion shall be deemed to be modified or altered to the extent necessary to conform thereto or, if that is not possible, to be omitted from this Employment Agreement. The invalidity of any such portion shall not affect the force, effect, and validity of the remaining portion hereof.







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         (b) Legal Expense Reimbursement. All reasonable costs and expenses
(including fees and disbursements of counsel) incurred by Executive in negotiating the terms and conditions of this Employment Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company. All reasonable costs and expenses (including fees and disbursements of counsel) incurred by Executive in seeking to enforce rights pursuant to this Employment Agreement shall be paid on behalf of or reimbursed to Executive promptly by the Company, whether or not Executive prevails in his assertion of such rights. The Company shall pay to Executive a Tax Gross-Up Payment with respect to any Taxes incurred by Executive as a result of any payments made to or on behalf of Executive pursuant to this Section 6(b).

         (c) Overdue Payments. Effective as of the Date of Termination, if the Company shall fail to pay any amount due to Executive under this Employment Agreement within 14 days after such amount first becomes due, the Company shall pay to Executive interest on such unpaid amount at a rate equal to the highest rate of interest charged by the Company's principal lender or, in the absence of such a lender, at the prime commercial lending rate published in The Wall Street Journal on the date such amount is due or, if no such rate shall be so published on such date, the immediately prior date on which such a rate is so published; provided, however, that if the interest rate determined in accordance with this Section exceeds the highest legally- permissible interest rate, then the interest rate shall the highest legally-permissible interest rate.

         (d) Gross-Up Payment. If it shall be determined that any payment to Executive pursuant to this Employment Agreement or the Termination Agreement or any other payment or benefit from the Company, any Affiliate, or any shareholder of the Company or any other Person would be subject to the excise tax imposed by
Section 4999 of the Code or any similar tax payable under any United States federal, state, local or other law, then Executive shall receive a Gross-Up Payment with respect to all such excise taxes and similar taxes.

         7.  MISCELLANEOUS.

         (a) Integration. This Employment Agreement modifies and supersedes any and all prior agreements and understandings between the parties hereto with respect to the employment of Executive by the Company and its subsidiaries, except for the Termination Agreement and contracts relating to compensation under executive compensation and employee benefit plans of the Company. Subject to the rights, benefits and obligations provided for in such executive compensation contracts and employee benefit plans of the Company, this Employment Agreement and the Termination Agreement constitute the entire agreement among the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the parties hereto. Executive shall not be entitled to any payment or benefit under this Employment Agreement which duplicates a payment or benefit received or receivable by Executive under such prior agreements and understandings with the Company or under any benefit or compensation plan of the Company.

         (b) Non-Transferability. Neither this Employment Agreement nor the rights or obliga tions hereunder of the parties hereto shall be transferable or assignable by Executive, except in accordance with the laws of descent and distribution or as specified in Sections 5(a)(ix) or 7(c).






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The Company may assign this Employment Agreement and the Company's rights and obligations hereunder, and shall assign this Employment Agreement, to any Successor (as hereinafter defined) which, by operation of law or otherwise, continues to carry on substantially the business of the Company prior to the event of succession, and the Company shall, as a condition of the succession, require such Successor to agree to assume the Company's obligations and be bound by this Employment Agreement and the Termination Agreement; provided, however, that the Company shall remain jointly and severally liable with such Successor for all of the obligations of such Successor under the Employment Agreement and the Termination Agreement. For purposes of this Employment Agreement, "Successor" shall mean any Person that succeeds to, or has the practical ability to control (either immediately or with the passage of time), the Company's business directly, by merger or consolidation, or indirectly, by purchase of the Company's voting securities or all or substantially all of its assets, or otherwise.

         (c) Beneficiaries. If Executive dies prior to receiving all of the amounts payable to him in accordance with the terms of this Employment Agreement, such amounts shall be paid to one or more beneficiaries (each, a "Beneficiary") designated by Executive in writing to the Company during his lifetime, or if no such Beneficiary is designated, to Executive's estate. Such payments shall be made in a lump sum to the extent so payable and, to the extent not payable in a lump sum, in accordance with the terms of this Employment Agreement. Executive, without the consent of any prior Beneficiary, may change his designation of Beneficiary or Beneficiaries at any time or from time to time by a submitting to the Company a new designation in writing.

         (d) Notices. Any notice given under this Employment Agreement shall be in writing, signed by the party or parties giving or making the same, and shall be served on the person or persons for whom it is intended or who should be advised or notified, by Federal Express or other similar overnight service or by certified or registered mail, return receipt requested, postage prepaid and addressed to such party at the address set forth below or at such other address as may be designated by such party by like notice:

         If to the Company:                Walbro Corporation
                                           6242 Garfield Street
                                           Cass City, Michigan  48726-1397
                                           Attention:  Secretary

         If to Executive:                  Frank E. Bauchiero
                                           P.O. Box 790
                                           Roscoe, Illinois 61073

         with copies to:                   Roger C. Siske, Esquire
                                           Sonnenschein Nath & Rosenthal
                                           8000 Sears Tower
                                           Chicago, Illinois  60606

If the parties by mutual agreement supply each other with telecopier numbers for the purposes of providing notice by facsimile, such notice shall also be proper notice under this Employment





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

Agreement. In the case of Federal Express or other similar overnight service, such notice or advice shall be effective one business day after deposit with such service during its normal business hours, and, in the cases of certified or registered mail, shall be effective five business days after deposit with the U.S. Postal Service.

         (e) Headings. The headings of this Employment Agreement are for convenience of reference only and do not constitute a part hereof.

         (f) No General Waivers. The failure of any party at any time to require performance by any other party of any provision hereof or to resort to any remedy provided herein or at law or in equity shall in no way affect the right of such party to require such performance or to resort to such remedy at any time thereafter, nor shall the waiver by any party of a breach of any of the provisions hereof be deemed to be a waiver of any subsequent breach of such provisions. No such waiver shall be effective unless in writing and signed by the party against whom such waiver is sought to be enforced.

         (g) Successors and Assigns. This Employment Agreement shall be binding upon and shall inure to the benefit of Executive, his heirs, executors, administrators and Beneficiaries, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         8.  DEFINITIONS.

         As used in this Employment Agreement, the terms set forth below have the following meanings (such meanings to be applicable to both the singular and plural forms, except where otherwise expressly indicated):

         (a) "Affiliate" means any Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the Company. For the purposes of this definition, the term "control" when used with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

         (b) "Annual Base Salary" -- see Section 4(a).

         (c) "Annual Bonus" -- see Section 4(b).

         (d) "Approved Early Retirement" has the meaning specified in the Termination Agreement.

         (e) "Beneficiary" -- see Section 7(c).

         (f) "Board" means the Board of Directors of the Company.

         (g) "Cause" has the meaning specified in the Termination Agreement.

         (h) "Change of Control" has the meaning specified in the Termination Agreement.

         (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         (j) "Common Stock" means the common stock, $0.50 par value, of the Company.

         (k) "Company" -- see the introductory paragraph of this Employment Agreement.

         (l) "Compensation Committee" means the Compensation Committee of the Board.

         (m) "Date of Termination" has the meaning specified in the Termination Agreement.

         (n) "Disability" has the meaning specified in the Termination
Agreement.

         (o) "Employment Agreement" -- see the introductory paragraph of this Employment Agreement.

         (p) "EPS" means the fully diluted, net income earnings per share (as adjusted to eliminate the effect of restructuring charges or extraordinary items which have been approved by the Board) for such year and after all applicable taxes.

         (q) "Executive" -- see the introductory paragraph of this Employment Agreement.

         (r) "Existing Equity Plan" means the Company's Equity Based Long Term Incentive Plan.

         (s) "Extension Date" has the meaning specified in the Termination Agreement.

         (t) "Fair Market Value" means, as of any date, (a) the average of the high and low prices of the Common Stock on such date reported on The NASDAQ Stock Market or a national securities exchange (as applicable) or, if no sale of the Common Stock was reported for such date, on the next preceding date on which such a sale of such security was reported, (b) if the Common Stock is not listed on The NASDAQ Stock Market or any national securities exchange as of such date, the average of the high bid and low asked quotations for the Common Stock on such date in the over-the-counter market or, if no quotation of the Common Stock was reported for such date, on the next preceding date on which such a quotation of such security was report ed, or (c) if there is no public market for the Common Stock as of such date, the fair market value of the Common Stock determined by the Compensation Committee in the good faith exercise of its discretion.

         (u) "First Option" -- see Section 5(b)(i).

         (v) "Good Reason" has the meaning specified in the Termination
Agreement.

         (w) "Gross-Up Payment" has the meaning specified in the Termination Agreement.

         (x) "New Equity Plan" means any successor to the Existing Equity Plan that permits the grant of Options on terms and conditions that are in all material respects at least as favorable to Executive as the terms and conditions of the Existing Equity Plan.

         (y) "Option" means an option to purchase shares of Common Stock.

         (z) "Permitted Transferee" means the spouse of Executive, a lineal descendant of Executive or a spouse of a lineal descendant of Executive or a trust, limited partnership or other entity principally benefitting all or a portion of such individuals.

         (aa) "Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

         (ab) "Second Option" -- see Section 5(b)(i).

         (ac) "Supplemental Retirement Benefit" -- see Section 5(e).

         (ad) "Taxes" means the incremental United States federal, state and local income, excise and other taxes payable by Executive with respect to any applicable item of income.

         (ae) "Term" -- see Section 2.

         (af) "Termination Agreement" -- see Section 2.

         (ag) "Termination For Good Reason" means a termination by Executive of his employment during the Term for a Good Reason.

         (ah) "Termination Without Cause" means a termination by the Company of Executive's employment during the Term for any reason other than Cause or Executive's death or Disability.

         (ai) "Withholding Taxes" means any United States federal, state, local or foreign withholding taxes and other deductions required to be paid in accordance with applicable law by reason of compensation received pursuant to this Employment Agreement or the Termination Agreement.

         IN WITNESS WHEREOF, Executive and the Company have executed this Employment Agreement on first date above written.

                                 WALBRO CORPORATION



                                 By:
                                     --------------------------------------

                                 Name: ------------------------------------

                                 Title: -----------------------------------


                                 FRANK E. BAUCHIERO

                                 ------------------------------------------





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